Exhibit 99.4

PUT AGREEMENT

This PUT AGREEMENT (this “Agreement”), dated as of March 12, 2025 (the “Effective Date”), is by and among Scott and Theresa Beck, residents of the State of Colorado (collectively, “Beck”), Pearl Street Trust (“Pearl” and, collectively with Beck, “Obligors”), on the one hand, and Ranjan Thomas, an individual resident of the State of Oregon (“Holder”), on the other hand. Each of Beck, Pearl, and Holder is referred to herein as a “Party” and collectively they are referred to as the “Parties”. Capitalized terms used but not defined herein have the meaning given to such terms in the Seventh Amended and Restated Limited Liability Company Agreement of Gloo Holdings, LLC, a Delaware limited liability company (“Gloo”), dated as of March 13, 2023, as amended, modified, supplemented, or restated from time to time (the “LLC Agreement”).

RECITALS

WHEREAS, Gloo and Holder have entered into a contribution and exchange agreement, dated as of the date hereof (the “Exchange Agreement”), whereby Gloo will issue to Holder 50,702 $[•] Series A Preferred Membership Units of Gloo (the “Put Option Units”);

WHEREAS, as a material inducement to Holder’s entrance into the Exchange Agreement, and in anticipation of a contemplated strategic relationship between Gloo and Holder that would potentially benefit each of Gloo and Holder, Obligors have agreed that, at any time during the period commencing July 1, 2027, and ending June 30, 2028 (such period, the “Put Period”), Holder may require Obligors to purchase all but not less than all of the Put Option Units (the “Put Right”) in exchange for payment of the Purchase Price (as defined below); and

WHEREAS, Obligors and Holder desire to enter into this Agreement to more formally document the terms and conditions of the Put Right.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1
Put Rights.

1.1. At any time during the Put Period, Holder shall have the right, by delivery of a written notice of election to Obligors (such notice, the “Put Notice”) indicating that it desires to exercise the Put Right, to sell to Obligors, and to require Obligors, jointly and severally, to purchase from Holder, all but not less than all of the Put Option Units then owned by Holder (the “Sold Units”) in exchange for an amount equal to the Purchase Price; provided that if both (a) Gloo consummates a Qualified IPO (as defined below) and (b) the rolling weighted average price per share of Gloo’s publicly traded shares exceeds, over a sixty (60) day period, $[•] per share, then Obligors may, by written notice to Holder (an “Acceleration Notice”), accelerate the exercisability of the Put Right such that it is exercisable for the thirty (30) calendar day period following the date on which such Acceleration Notice is delivered (the “Accelerated Exercise Period”).

1.2. The closing of any purchase and sale of the Put Option Units held by Holder shall take place within thirty (30) days following determination of the Fair Market Value of a Class A Voting Unit (the “Closing”). At the Closing of the Put Right transaction (a) the Parties shall enter into a purchase agreement containing representations and warranties of Holder customary for a transaction of that type, including without limitation as to Holder’s ownership, free and clear of all liens and encumbrances, of the Put Option Units, authority, power and right to enter into and consummate such transaction, and no consents or conflicts; (b) Holder shall deliver to Obligors the Put Option Units held by Holder; and (c) Obligors, jointly and severally, shall deliver to Holder the Purchase Price by wire transfer of immediately available funds to an account designated by Holder in writing.

1.3 Effective upon the consummation of the purchase and sale of the Put Option Units at the Closing, Holder, on behalf of itself and its Affiliates will be deemed to have generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and discharged each Obligor, and each of their respective Affiliates (collectively, the “Releasees”), from, and to have generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely waived and relinquished, each and all past, present, and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature, including any unknown, unsuspected, or undisclosed claim that Holder or any of its Affiliates at such time may have had in the past, may then have, or may have in the future against any of the Releasees (each, a “Released Claim”). Holder hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any governmental entity or arbitrator against any Releasee based upon any Released Claim.

Representation and Warranties. Beck, Pearl, and hereby represent and warrant that:
2.1
Each of Beck, Pearl, and Holder (a) has the power and requisite authority to execute, deliver and perform this Agreement, (b) is fully authorized to, and has taken all action, necessary to authorize them to, execute, deliver and perform this Agreement and the transactions contemplated hereby (including the Put Right), and (c) is and will continue to be duly authorized to perform this Agreement and the transactions contemplated hereby (including the Put Right).
2.2
Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions herein contemplated (including the Put Right), nor compliance with the terms and provisions hereof will contravene or conflict with: (a) any provision of law, statute or regulation to which such Party is subject, (b) any judgment, license, order or permit applicable to such Party, or (c) any contract, loan agreement, mortgage, deed of trust, line of credit or other agreement or instrument to which such Party is a party or by which they may be bound, or to which they may be subject. No consent, approval, authorization or order of any court or governmental authority or other Person is required in connection with the execution and delivery by such Party of this Agreement or to consummate the transactions contemplated hereby or thereby or to perform such Party’s obligations hereunder and thereunder. This Agreement is the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.
2.3
There is no action, proceeding, or investigation pending or, to the knowledge of Obligors, threatened or affecting any of Obligors, which may adversely affect Obligors’ ability to fulfill their obligations under this Agreement. There are no judgments or orders for the payment of money rendered against any Obligor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. No Obligor is in default under any agreement which may adversely affect that Obligor’s ability to fulfill its obligations under this Agreement.

Termination. This Agreement and the Put Right granted hereunder shall terminate and be of no further force and effect upon the earlier to occur of (a) the expiration of the Put Period, (b) the expiration of an Accelerated Exercise Period, if any, and (c) the sale, transfer, or other disposition by Holder of fifty percent (50%) or more of the Put Option Units (including, for the avoidance of doubt, any equity securities into which the Put Option Units may be converted in connection with a Qualified IPO); provided that if Holder has delivered a Put Notice prior to the earlier to occur of the expiration of the Put Period or the expiration of the Accelerated Exercise Period, as applicable, then this Agreement and the Put Right granted hereunder shall survive until the Closing with respect to the purchase and sale contemplated by such Put Notice (but in any event no later than forty-five (45) days following Holder’s delivery of such Put Notice).

Further Assurances. Each of the Parties shall execute such documents and other instruments, obtain in a timely manner all necessary waivers, consents, and approvals, effect all necessary registrations and filings, and take such further actions as may be required, to carry out the provisions hereof and perform this Agreement in compliance with applicable law.

Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws. The Parties irrevocably submit to the jurisdiction of the Delaware Court of Chancery (or, if such court declines to accept jurisdiction, any state or federal court sitting in or for New Castle County, Delaware) with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Parties (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 5.
6
No Recourse. All liabilities and obligations arising out of this Agreement will be limited to the parties to this Agreement and, with respect to such parties, will be limited to the terms of this Agreement, and no Non-Recourse Party will have any liability or obligation hereunder or with respect to the transactions contemplated hereby, whether by the enforcement of any assessment or by any Action (whether in contract or in tort, in Law or in equity, through attempted piercing of the corporate, limited partnership or limited liability company veil, or otherwise), or by virtue of any applicable Law. “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, agents, representatives, affiliates, members, managers, general or limited partners, successors or assignees (or any former. current or future equity holder, controlling Person, agent, representative, affiliate, member, manager, general or limited partner, successor, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party will be considered a Non-Recourse Party.
7
Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be transferred or assigned by any Party hereto without the prior written consent of each other Party. Any attempted transfer or assignment in violation of this Section 7 shall be null and void ab initio.
8
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5, each Party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5, in addition to any other remedy to which they are entitled at law or in equity.
9
Capitalization Adjustments.
9.1
If Gloo, at any time, increases or decreases the number of outstanding Gloo $[•] Series A Preferred Membership Units or changes in any way the rights and privileges of the Gloo $[•] Series A Preferred

Membership Units by means of the payment of a stock dividend or any other distribution upon the Gloo $[•] Series A Preferred Membership Units, or through a stock split, subdivision, consolidation, combination, reclassification, recapitalization or any other corporate transaction or event having an effect similar to the foregoing, in each case, involving the Gloo $[•] Series A Preferred Membership Units, then in relation to the Put Option Units that are affected by one or more of the above events, the numbers, exercise price, rights, and privileges of the Put Option Units shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence, to the extent necessary to prevent dilution or the enlargement of benefits thereto, as determined in good faith by Gloo.
9.2
If Servant, at any time, increases or decreases the number of outstanding Servant Class A Voting Units or changes in any way the rights and privileges of the Servant Class A Voting Units by means of the payment of a stock dividend or any other distribution upon the Servant Class A Voting Units, or through a stock split, subdivision, consolidation, combination, reclassification, recapitalization or any other corporate transaction or event having an effect similar to the foregoing, in each case, involving the Servant Class A Voting Units, then the Increased Servant FMV Amount shall be increased, decreased or changed in like manner to the extent necessary to prevent dilution or the enlargement of benefits thereto, as determined in good faith by the Parties.
10
Miscellaneous. This Agreement may be modified or amended only with the prior written consent of each of the Parties. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written communications, representations, negotiations, contracts, or agreements (including any prior drafts thereof) with respect to the subject matter of this Agreement. To the extent that the terms or conditions set forth in the LLC Agreement are inconsistent with the terms and conditions herein, the terms and conditions herein shall control. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. An electronic .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the maximum extent not held invalid or unenforceable.
11
Definitions.
11.1
“Affiliate” as used in this Agreement shall mean a person controlling, controlled by, or under common control with another person, with control deemed to exist when one person has the power, direct or indirect, through the ownership of voting equity securities, by contract, or otherwise, to direct or cause the direction of the management and policies of another person.
11.2
“Class A Voting Unit” means a Class A Voting Unit of Servant.
11.3
“Fair Market Value” of a Class A Voting Unit means, as of the date of determination, the most probable value that would be paid for a Class A Voting Unit in a single arm’s-length transaction between a willing buyer and a willing seller, using valuation techniques common to the market and assuming full disclosure of all relevant information and three months for effecting such sale in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably. Implicit in this definition is the consummation of a sale and the passing of title from seller to buyer under conditions whereby: (i) buyer and seller are typically motivated; (ii) both parties are well informed or well advised, and acting in what they consider their own best interests; and (iii) payment is made in full at closing in terms of cash in U.S. dollars. Such Fair Market Value shall also expressly include a minority discount and lack of marketability discount.

If Obligors and Holder cannot reach agreement as to the Fair Market Value of a Class A Voting Unit within 30 days following the delivery of a Put Notice, then they shall, within the following 10 days, agree upon a single appraiser to determine such Fair Market Value. In the event that Obligors and Holder are unable to agree upon a single appraiser, then, within the following 20 days, each of Obligors, on the one hand, and Holder shall designate one appraiser in writing, and the two appraisers shall then, within 30 days after the date of their first meeting, agree upon the Fair Market Value of a Class Voting Unit. In the event the two appraisers are unable to agree within said 30-day period, then they shall themselves appoint a third appraiser. The decision of a majority of the three appraisers as to the Fair Market Value of a Class A Voting Unit shall control and be binding on all parties. Each of Obligors, on the one hand, and Holder, on the other hand, shall bear one-half of the costs of the valuation.

11.4
“Increased Servant FMV Amount” means the result obtained by multiplying (a) the difference obtained by subtracting (i) the Fair Market Value of a Class A Voting Unit as of the Effective Date, which the Parties agree is equal to $[•] from (ii) the Fair Market Value of a Class A Voting Unit as of the date on which Holder delivers the Put Notice (such difference, the “Servant FMV Change”) by (b) five. In the event that the Servant FMV Change is a negative number, then the Increased Servant FMV Amount will be deemed to equal $0.00.
11.5
“Insolvency Event” means, with respect to any Person, any of the following acts or events: (i) filing for or being involved in a voluntary or involuntary bankruptcy proceeding under appliable laws, (ii) becoming the subject of an order for relief or being declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding, or (iii) filing a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation.
11.6
“Per Unit Put Price” means an amount per Put Option Unit equal to the sum of (a) $[•] plus (b) the Increased Servant FMV Amount.
11.7
“Purchase Price” means an amount equal to the result obtained by multiplying (a) the number of Sold Units by (b) the Per Unit Put Price.
11.8
“Qualified IPO” means a firmly underwritten sale of equity securities of Gloo to the public effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, in which the gross offering proceeds are in excess of Fifty Million Dollars ($50,000,000.00) (determined prior to deductions for offering expenses and commissions paid to underwriters).
11.9
“Servant” means Servus Consulting Partners, LLC, a Delaware limited liability company.

Notices. All notices, requests, demands consents and other communications shall be transmitted in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via email (without notice of delivery failure) prior to 5:00 pm Eastern Time on a business day, and otherwise on the next succeeding business day, or (c) on the business day after timely delivery to a nationally recognized overnight courier if next business day delivery is properly requested, to a Party as follows:

If to Obligors: Scott and Theresa Beck or

Pearl Street Trust

831 Pearl Street

Boulder, CO 80302

Attn: Scott Beck

Email: sbeck2@gloo.us

If to Holder: Ranjan Thomas

2935 NE 15Th Ave

Portland, OR 97212

Email: rthomas@flyingrhino.com

Any Party may change its address for the purpose of this Section 12 by giving the other Parties written notice of its new address in the manner set forth above.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

/s/ Ranjan Thomas

Ranjan Thomas

[Signature Page to Put Agreement (R. Thomas)]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

/s/ Scott Beck

Scott Beck

/s/ Theresa Beck

Theresa Beck

PEARL STREET TRUST

By: /s/ Scott Beck

Name: Scott Beck

Title: Trustee

[Signature Page to Put Agreement (R. Thomas)]